SITESTAR CORPORATION

And Subsidiaries

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

Year Ended December 31, 2017

	Sitestar Corporation	Mt. Melrose		Pro Forma Total
Assets
Cash and cash equivalents	$ 3,297,059	$ (500,000)	(a)	$ 2,797,059
Accounts receivable, net	396,880	59,157		456,037
Real estate - held for resale	242,069	—		242,069
Real estate - held for investment, net	616,374	9,333,300		9,949,674
Property and equipment, net	331,299	116,600		447,899
Goodwill, net	1,991,994	—		1,991,994
Investments, at fair value	10,008,902	—		10,008,902
Other assets	475,178	—		475,178
Total assets	$ 17,359,755	$ 9,009,057		$ 26,368,812
Liabilities
Deferred revenue	$ 269,134	$ —		$ 269,134
Notes payable, net	564,876	5,402,277		5,967,153
Accounts payable	262,065	—		262,065
Accrued expenses	330,073	35,377		365,450
Total liabilities	1,426,148	5,437,654		6,863,802
Stockholders' equity
Preferred stock, $0.001 par value, 30,000,000 shares authorized; none issued	—	—		—
Common stock, $0.001 par value, 350,000,000 shares authorized; 328,837,051 shares issued; 317,140,393 shares outstanding	294,527	34,310	(b)	328,837
Member's equity	—	3,537,093		3,537,093
Additional paid-in-capital	23,538,493	—		23,538,493
Treasury stock, at cost, 11,696,658 and 13,822,453 common shares	(544,571)	—		(544,571)
Accumulated other comprehensive income	3,054	—		3,054
Accumulated deficit	(7,357,896)	—		(7,357,896)
Total stockholders' equity	15,933,607	3,571,403		19,505,010
Total liabilities and stockholders' equity	$ 17,359,755	$ 9,009,057		$ 26,368,812

(a)	Amount represents cash consideration paid to the Seller in accordance with the January 10, 2018 close
(b)	Amount represents 34,310,230 of estimated additional shares of the Company’s common stock to be issued during the year as consideration to the Seller